                                                                      EXHIBIT 12

                  PENHALL INTERNATIONAL INC. AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES


                                                                                                 THREE MONTHS ENDED
                                                             FISCAL YEARS                           SEPTEMBER 30,
                                        ------------------------------------------------------  ---------------------
                                          1994       1995       1996        1997       1998       1997        1998
                                        ---------  ---------  ---------  ----------  ---------  ---------  ----------

Earnings (loss) before income taxes...  $6,647,000 $8,315,000 $8,623,000 $ 9,864,000  $5,232,000 $3,536,000 $(8,522,000)
Fixed charges--interest expense.......  $  399,000 $  623,000 $  919,000 $   947,000  $1,204,000 $  285,000 $ 2,663,000
                                        ---------- ---------- ----------  ----------  ---------- ---------- -----------
                                        $7,046,000 $8,938,000 $9,542,000 $10,811,000  $6,436,000 $3,621,000 $(5,859,000)
                                        ---------- ---------- ----------  ----------  ---------- ---------- -----------
                                        ---------- ---------- ----------  ----------  ---------- ---------- -----------
Ratio of Earnings to Fixed Charges....   17.7 to 1  14.3 to 1  10.4 to 1   11.4 to 1    5.3 to 1  13.4 to 1      --    (1)
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(1)  The Company's earnings were insufficient to cover its fixed charges by
    $8,522,000.